UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  October 8, 2004

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 29, 2004, IBM announced that it agreed in principle with plaintiffs to resolve certain claims in the class action lawsuit relating to its pension plan, Cooper et al vs The IBM Personal Pension Plan and IBM Corporation.  Attachment I to this Form 8-K is an updated IBM statement about the pension plan settlement, reflecting that the impact of this settlement to third quarter 2004 reported results will be $320 million to pre-tax income, and $0.11 earnings per share.  This statement is also available on IBM’s investor relations website (www.ibm.com/investor/).

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  October 8, 2004

By:	/s/	Andrew Bonzani
(Andrew Bonzani)
Assistant Secretary &
Associate General Counsel

ATTACMENT I

IBM Settles Certain Claims In Pension Lawsuit

September 29, 2004

Updated October 8, 2004:  The impact of this settlement to third quarter reported results will be $320 million of pre-tax income and $0.11 earnings per share.

In December 1999, a class action suit was filed against IBM and its pension plan trust. The plaintiffs claimed, among other things, that both IBM’s pension equity and cash balance formulas are age discriminatory. On July 31, 2003, the United States District Court for the Southern District of Illinois issued its liability ruling in the case on the primary age discrimination claims in favor of the plaintiffs. In February of this year, the Court ruled that plaintiffs would be entitled to retroactive relief.

Agreement in Principle

On September 29, 2004, IBM and the plaintiffs agreed in principle to resolve certain issues in the Cooper vs. IBM pension plan lawsuit. While IBM continues to believe its pension plan is fair and lawful, the decision to agree to a partial settlement of the case is in the best interest of IBM’s business and shareholders.

Under the terms of the agreement, plaintiffs will receive an incremental pension benefit in exchange for the settlement of some claims, and a stipulated remedy on the remaining claims if plaintiffs prevail on appeal. This settlement, together with the previous settlement of the partial plan termination claim will result in a one-time charge of approximately $320 million.

This agreement ends the litigation on all but two claims, which are associated with IBM’s cash balance formula. IBM will appeal the rulings on these claims, and continues to believe it is likely to be successful on appeal. The agreement stipulates that if IBM is not successful on appeal of the two remaining claims, the agreed remedy will be increased by up to $1.4 billion — a $780 million remedy for the claim that IBM’s cash balance formula is age discriminatory, and a $620 million remedy for the claim that transition arrangements regarding opening account balances during the 1999 conversion were also age discriminatory (“always cash balance” claim). The maximum liability the Company could face as a result of these claims is therefore capped at $1.7 billion.

In the coming months, class members will receive formal notice of the settlement and the judge will hold a fairness hearing. Once the settlement is approved, IBM will appeal the liability rulings for the cash balance claims. As a result, the entire process could take up to 27 months before reaching final conclusion.

Appeal of Cash Balance Claims

IBM believes it is likely to be successful on appeal of the remaining cash balance claims. The company disagrees with the Court’s interpretation of the age discrimination provisions of ERISA and believes that the Court’s interpretation is not supported by existing judicial, regulatory or legislative authority. In fact, all of the other federal courts that have addressed age discrimination challenges to cash balance plans have sided with the defendant companies. And, this has ramifications far beyond IBM, as this ruling potentially invalidates over 1,200 US cash balance and related plans.

Financial Implications

IBM will record a one-time charge of approximately $320 million in the third quarter of 2004. This amount covers the settlement announced today, as well as the previous settlement of the partial plan termination claim.

• This non-recurring charge will be recorded to SG&A.

• The result is a reduction in IBM’s pre-tax income of $320 million, or approximately 11 cents per share.

• IBM’s third quarter earnings release on October 18th will clearly identify the non-recurring charge within our reported expense, profit, and earnings per share.

• The settlement increases IBM’s pension liability by approximately $320 million, but does not require a contribution at this time. IBM will address the funding of the plan at the end of the year in the normal course of business.

There is no financial impact associated with the stipulated remedy for the cash balance claims, since IBM believes it is likely to be successful on appeal. Therefore, no accounting provision will be taken for the $1.4 billion at this time.

With this settlement, IBM has reduced its financial risk associated with these claims. In any event, IBM is in very sound financial condition. The Company has strong cash flows from operations, providing a source of funds which has ranged between $8.8 and $14.6 billion per year over the last five years. IBM provides for additional liquidity through several sources - including a sizable cash balance of $8.2 billion at the end of June, and a near debt-free non-financing business, which gives IBM substantial access to the global capital markets, as well as other global funding sources. Therefore, if an adverse final ruling were to happen today, it would not impact IBM’s ability to conduct business as usual.

Summary

• IBM continues to believe that its pension plan is fair and lawful.

• IBM believes the agreement in principle to settle certain claims is in the best interest of the business and our shareholders, since it caps IBM’s potential liability on all claims, and permits more focused appellate review of the important issues associated with IBM’s cash balance formula.

• The immediate financial impact of the settlement, together with a settlement announced in mid-September is a one-time charge of approximately $320 million. There is no cash impact at this time. IBM’s third quarter earnings press release and earnings presentation will clearly identify the one-time charge associated with the settlement.

• IBM will file an appeal of the remaining cash balance claims, and believes it is likely to be successful on appeal.

• The maximum financial impact of the cash balance claims is capped at $1.4 billion. Together with the $320 million one-time charge, IBM’s liability associated with these claims is now capped at approximately $1.7 billion.

• Even if the plaintiffs prevail on appeal, based on IBM’s financial condition today, the remedies are within IBM’s ability to handle.

For additional details, visit IBM’s investor website at http://www.ibm.com/investor/events/ir0604.